Exhibit 10.5

Rayonier

AGREEMENT TO DEFER PERFORMANCE SHARES

(“PS Deferral Agreement”)

The undersigned hereby irrevocably elects to defer receipt of the Performance Shares indicated below (the “Deferred Shares”), if any such shares are earned for the specified Performance Period (the “Class Award Year”) under the Rayonier Incentive Stock Plan (the “Plan”). Terms not otherwise defined have the same meaning as in the Plan. The following terms shall apply to the Deferred Shares:

1. Name:

2. Class Award Year:    {Year} Class Performance Shares payable January {Year}

3. Number of Deferred Shares (select A, B or C and input the amount):

A. I would like to defer             % of shares awarded.

B. I would like to defer              shares and receive any additional shares awarded.

C. I would like to keep              shares and defer all shares awarded in excess of that amount.

4. Employment Tax Liability (select A or B):

Note: Employment taxes (Social Security and Medicare) are due at the time the shares are awarded, regardless of a deferral election.

A.	I elect to have enough whole shares withheld from my deferral to cover my employment tax liability.

B.	I elect to pay my employment taxes in cash.

5. Timing of Payout (select A, B or C):

A.	I elect to have my Deferred Shares payable upon termination of my employment with Rayonier.

B.	I elect to have my Deferred Shares payable in January of the year following termination of my employment with Rayonier.

C.	I elect to have my Deferred Shares payable in the month / year of / (not earlier than February {Year}).

6. Form of Payout (select A or B):

A.	Lump sum.

B.	Annual installments payable over years (not to exceed 10 years).

7. Additional Terms.

Additional terms applicable to this PS Deferral Agreement appear on the Uniform Terms

Addendum attached hereto.

CONSULT THE PLAN AND YOUR LEGAL AND/OR FINANCIAL ADVISOR ABOUT THE ADVISABILITY OF MAKING THIS ELECTION GIVEN YOUR PARTICULAR CIRCUMSTANCES.

Employee’s Signature	Date

PS DEFERRAL AGREEMENT — UNIFORM TERMS ADDENDUM

Additional Terms Applicable to Your Deferred Shares

• Notional Earnings	The Company will credit a PS Deferral Account under the Excess Deferred Compensation and Savings Plan with an amount equal to the value of any dividends that would have been paid had the Deferred Shares been issued to you. Interest on such dividends will be earned at a rate equal to 120% of the long term Applicable Federal Rate as such rate is published by the Internal Revenue Service, adjusted monthly, from the date such dividends were paid by the Company. Amounts accrued in the Deferral Account will be payable to you at the time of payout of the Deferred Shares.

• Section 409A Rules	This PS Deferral Agreement is governed by the rules of Section 409A of the Internal Revenue Code, the Treasury Regulations promulgated thereunder and published guidance of the Internal Revenue Services (together, the “Section 409A Rules”).

• Early Termination of Deferral

Change in Control	The Deferral Period shall end upon a Change in Control as defined in the Section 409A Rules.

Capital Transactions	The Compensation and Management Development Committee of the Board of Directors shall establish rules governing the Deferred Shares in the event of a capital transaction identified in Section 13 of the Plan, which may include (a) crediting the PS Deferral Account with the value of any stock dividend or stock split, (b) transferring the shares to a trustee under a rabbi trust to hold the Deferred Shares and any shares received or exchanged in the capital transaction or (c) such other mechanism determined by the Committee in its discretion to reflect the Capital Transaction, including termination of the deferral and issuance of the Deferred Shares in a timely manner to participate directly in the capital transaction but only if such action is permitted at the time without resulting in a penalty under the Section 409A Rules.

• Further Deferral	The Deferral Period may be extended for not less than an additional 5 years upon a Further Deferral Election under current Section 409A Rules. This election must be made not less than one year prior to the date payments of Deferred Shares are scheduled to begin.

• Eligibility	Only employees with a base salary of $170,000 or more are eligible to enter into a PS Deferral Agreement